May 16, 2007

Jazz Technologies, Inc.
Jazz Semiconductor, Inc.
Newport Fab, LLC
Jazz/Hua Hong, LLC
Jazz IT Holding, LLC
4321 Jamboree Road
Newport Beach, California 92660

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Jazz Technologies, Inc., a Delaware corporation (the “Company”), and its direct and indirect subsidiaries Jazz Semiconductor, Inc., a Delaware corporation, Newport Fab, LLC, a Delaware limited liability company, Jazz/Hua Hong, LLC, a Delaware limited liability company, and Jazz IT Holding, LLC, a Delaware limited liability company (such subsidiaries are collectively referred to as the “Subsidiary Guarantors”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the resale of $166,750,000 aggregate principal amount of 8% Convertible Senior Notes due 2011 issued by the Company (the “Notes”), (ii) the resale of the shares of the Company’s common stock issuable upon conversion of the Notes (the “Shares”) and (iii) the guarantees of the Notes by the Subsidiary Guarantors (the “Guarantees”). The Notes were issued pursuant to the Indenture, dated as of December 19, 2006, among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), which has been supplemented by the Supplemental Indenture, dated as of April 3, 2007, among the Company, the Subsidiary Guarantors and the Trustee (the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes, Notation of Guarantee and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that at the time of each issuance of Shares, there will be available a sufficient number of authorized and unissued shares of the Company’s common stock that are not otherwise reserved for issuance for another purpose.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, by general principles of equity, and by implied covenants of good faith and fair dealing, (ii) each of the Guarantees constitutes the valid and binding obligation of the relevant Subsidiary Guarantor, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, by general principles of equity, and by implied covenants of good faith and fair dealing and (iii) the Shares, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Cooley Godward Kronish llp